State of Delaware
Secretary of State
Division of Corporations
Delivered 12:42 PM 08/12/2022
FILED 12:42 PM 08/12/2022
SR 20223250309 - File Number 4324016

# CERTIFICATE OF DESIGNATION OF
# SERIES A SUPER VOTING PREFERRED CONVERTIBLE STOCK OF
# BOXSCORE BRANDS, INC.
## A Delaware Corporation

It is hereby certified that:

1. The name of the Company (hereinafter called the "Company") is **BoxScore Brands, Inc.**, a Delaware corporation.

2. The Certificate of Incorporation of the Company authorizes the issuance of Up to Ten Million (10,000,000) shares of Preferred Stock, (herein, "Preferred Stock" or "Preferred Shares"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of the Preferred Shares in one (1) or more Classes or series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each Classes of Preferred Stock to be issued.

3. The Board of Directors of the Company desire now, pursuant to Section 151 of the Delaware General Corporation Law (the "DGCL"), to designate the rights and preferences of the Series A Super Voting Preferred Convertible Stock, and pursuant to the authority expressly vested in it as aforesaid, adopted a resolution in order to amend the rights and preferences of the Series A Super Voting Preferred Convertible Stock.

**RESOLVED,** that fifty thousand (50,000) of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Class A Super Voting Preferred Convertible Stock, $0.001 par value per share, and shall possess the rights and preferences set forth below:

**Section 1. Designation and Amount.** The shares of the Class of Preferred Convertible Stock hereby and herein created shall have a par value of $0.001 per share and shall be designated as Class A Super Voting Preferred Convertible Stock (the "Class A Preferred Stock") and the number of shares constituting the Class A Preferred Stock shall be fifty thousand (50,000). The Class A Preferred Stock shall have a deemed purchase price and value of $1.00 U.S. per share.

**Section 2. Rank.** The Class A Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or Classes of capital stock of the Company; (ii) prior to all of the Company's Common Stock, ("Common Stock"); and (iii) prior to any other class or series of capital stock of the Company hereafter created "Junior Securities"); and in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

**Section 3. Dividends.** The Class A Preferred Stock shall bear no dividends, except that in the event dividends are declared for common stock, the same rate of dividend per share shall be due and payable to the Class A Preferred shareholders on the same terms.

**Section 4. Liquidation/Merger Preference.**

(a) So long as a majority of the shares of Class A Preferred Stock are outstanding, the Company

will not, without the written consent of the holders of at least 51% of the Company's outstanding Class A Preferred Stock, either directly or by amendment, merger, consolidation, or otherwise:

(i) liquidate, dissolve or wind-up the affairs of the Company, or effect any Liquidation Event; (ii) amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the Class A Preferred Stock (iii) create or authorize the creation of, or issue any other security convertible into or exercisable for, any equity security, having rights, preferences or privileges senior to the Class A Preferred Stock, or (iv) purchase or redeem or pay any dividend on any capital stock prior to the Class A Preferred Stock, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services.

(b) In the event of any liquidation, merger, dissolution or winding up of the Company, either voluntary or involuntary, the holders of shares of Class A Preferred Stock (each a "Holder" and collectively the "Holders") shall be entitled to receive, prior in preference to any distribution to other Junior Securities, an amount per share equal to $1.00 plus any allocable and due dividends per share.

(c) Upon the completion of the distribution required by subsection 4(b), above, if assets remain in the Company, they shall be distributed to holders of Junior Securities in accordance with the Company's Certificate of Incorporation including any duly adopted Certificate(s) of Designation.

(d) In the event of any liquidation, dissolution or winding up of the Company, the proceeds shall be paid after the payments to any outstanding junior classes of preferred shareholders. The balance of any proceeds shall be distributed to holders of Common Stock and to the Class A Preferred Stock shareholders on an as converted basis.

(e) A merger or consolidation (other than one in which stockholders of the Company own a majority power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event thereby triggering payment of the liquidation preferences described in subsection 4(b).

**Section 5. Conversion of Preferred Shares to Common.** The Class A Preferred Stock shall automatically convert into shares of common stock of the Company on the Termination Date as follows:

(a) *Mandatory Conversion*; *Mechanics of Conversion*. On the Termination Date (as defined in Section 5(b)(iv)), the Company shall issue to the holder(s) of each share of the Class A Preferred Stock a number of shares of common capital stock of the Company equal to the purchase price per share of the Class A Preferred Stock divided by $0.005 (the "Conversion Ratio").

(b) *Administration*.

(i) *Lost or Stolen Certificates*. Prior to the Termination Date, upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Class A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates on or subsequent to the Termination Date, as all shares of Series A Preferred Stock will have been converted and/or cancelled on the Termination Date.

(ii) *Delivery of Common Stock Upon Conversion*. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day (the "Deadline") after the Termination Date, if shares of common stock are to be issued pursuant to Section 5(a) above, issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day

delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. In any event, delivery to each Holder of Common Stock upon a properly submitted conversion of Class A Preferred Stock shall be made within three (3) business days after the Termination Date. The Holders shall also be entitled to the equitable remedy of specific performance to enforce the delivery requirements upon conversion of Class A Preferred Stock.

(iii) *No Fractional Shares.* If any conversion of the Class A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be rounded to the nearest whole share.

(iv) *Date of Conversion.* On the date the earlier of either a) the effectiveness of a Registration Statement the under the Securities Act of 1933 Securities and Exchange Commission; or b) twelve (12) months from the issuance of the Class A Preferred Stock (the "Termination Date") the Class A Preferred Stock shall automatically convert into such number of shares as determined by Section 5(a).

(v) *Piggyback Rights.* If, at any time the Company proposes to file a Registration Statement under the Securities Act with the Securities and Exchange Commission with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders, other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, then the Company shall give written notice of such proposed offering to all Holders as soon as practicable but not less than four calendar days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable "red herring" prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders the opportunity to include in such registered offering such number of underlying common shares as such Holders may request in writing within three calendar days after receipt of such written notice (such registered offering, a "Piggyback Registration")

**Section 6. Voting Rights.**

(a) The record holders of the Class A Preferred Stock may vote as required on any action, which Delaware law provides may or must be approved by vote or consent of the holders of the specific classes of voting preferred shares and the holders of common shares. The Record Holders of the Class A Preferred Stock shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The record holders of the Class A Preferred Stock shall have a number of votes equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company.

(b) The Record Holders of the Class A Preferred Shares shall be entitled to the same notice of any Regular or Special Meeting of the Shareholders as may or shall be given to holders of any other classes of preferred shares and the holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of preferred and common shareholders which in any way precludes the Class A Preferred Stock from exercising its voting or consent rights as though it is or was a common shareholder.

(c) For purposes of determining a quorum for any Regular or Special Meeting of the Shareholders, the Class A Preferred Shares shall be deemed as the equivalent of sixty percent 60% of all issued and outstanding shares of the Company.

**Section 7. Status of Converted Stock.** Once the shares of Class A Preferred Stock shall be converted or cancelled on the Termination Date pursuant to Section 5 hereof, the shares shall be cancelled, and shall

return to the status of authorized but unissued Preferred Stock of no designated class and shall not be issuable by the Company as Class A Preferred Stock.

**IN WITNESS WHEREOF**, this Agreement shall be effective as of the date specified on this page.

BOXSCORE BRANDS, INC.

By: ______________________ 8/5/2022

Sebastian Lux, CEO